NTN Buzztime, Inc. Receives Noncompliance Notice from NYSE American

CARLSBAD, Calif., March 23, 2018, — NTN Buzztime, Inc. (NYSE American: NTN), announced it received of a letter from NYSE Regulation on March 20, 2018, stating that the company is not in compliance with Sections 1003(a)(iii) of the Company Guide of the NYSE American LLC, because the company reported stockholders’ equity of less than $6 million as of December 31, 2017 and had net losses in five of its most recent fiscal years ended December 31, 2017. The company’s stockholders’ equity was $5.5 million as of December 31, 2017. As a result, the company has become subject to the procedures and requirements of Section 1009 of the Company Guide. The letter has no immediate effect on the listing of the company’s common stock on the exchange.

In order to maintain its listing, the company must submit a plan to NYSE Regulation by April 20, 2018, advising of the actions it has taken or will take to regain compliance with Section 1003(a)(iii) by March 20, 2019. If the plan is accepted, the company will be subject to periodic reviews for compliance with the plan. If the company does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted, but the company is not in compliance with the continued listing standards by March 20, 2019 or if the company does not make progress consistent with the plan, the exchange will initiate delisting procedures as appropriate.

NTN Buzztime’s management is reviewing options to address the noncompliance and intends to submit a plan on or before the April 20, 2018 deadline.

The March 20, 2019 deadline to regain compliance is a truncated deadline because this instance of non-compliance occurred within 12 months of May 12, 2017, the date on which the company regained compliance with its previously reported non-compliance with Section 1003(a)(iii). Under Section 1009(h) of the Company Guide, the exchange may truncate the continued listing evaluation and follow up procedures if a company, within 12 months of the end of a plan period, is again determined to be below the continued listing standards.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology, including performance analytics and secure payment with Europay, MasterCard® and Visa® (EMV) chip card readers or with near-field communication (NFC) technology to accept Apple, Android and Samsung Pay. Most frequently used in bars and restaurants in North America, the Buzztime tablets and technology offer engaging solutions to establishments that have guests who experience dwell time, such as casinos, senior living, car dealerships and more. Casual dining venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. The Buzztime platform has also been recently resold and the content licensed for other businesses serving other markets. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777